Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Disclosure of Nonpublic Holdings”, “Other Service Providers”, and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment Number 333 to the Registration Statement (Form N-1A No. 033-11387).

We also consent to the incorporation by reference therein and use of our report dated February 28, 2018 with respect to the financial statements and financial highlights of American Beacon Stephens Mid-Cap Growth Fund for the year ended December 31, 2017 included in the Annual Report (Form N-CSR) for 2017 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

December 18, 2018